Exhibit 12.1

UDR, INC.
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

	Years Ended December 31,
	2010	2009	2008	2007	2006

(Loss)/income from continuing operations	$(111,313)	$(94,812)	$(63,202)	$44,051	$(78,480)
Add (from continuing operations):
Interest on indebtedness(a)	149,592	149,427	165,123	168,338	182,798
Portion of rents representative of the interest factor	1,969	2,351	1,883	871	679

Earnings	$40,248	$56,966	$103,804	$213,260	$104,997

Fixed charges and preferred stock dividend (from continuing operations:
Interest on indebtedness(a)	$149,592	$149,427	$165,123	$168,338	$182,798
Capitalized interest	12,505	16,929	14,857	13,244	5,173
Portion of rents representative of the interest factor	1,969	2,351	1,883	871	679

Fixed charges	164,066	168,707	181,863	182,453	188,650

Add:
Preferred stock dividend	9,488	10,912	12,138	13,910	15,370
(Discount)/premium on preferred stock	(25)	(2,586)	(3,056)	2,261	—

Combined fixed charges and preferred stock dividend	$173,529	$177,033	$190,945	$198,624	$204,020

Ratio of earnings to fixed charges	—	—	—	1.17	—
Ratio of earnings to combined fixed charges and preferred stock	—	—	—	1.07	—

For the year ended December 31, 2010, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $123.8 million.

For the year ended December 31, 2010, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $133.3 million.

For the year ended December 31, 2009, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $111.7 million.

For the year ended December 31, 2009, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $120.1 million.

For the year ended December 31, 2008, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $78.1 million.

For the year ended December 31, 2008, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $87.1 million.

For the year ended December 31, 2006, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $83.7 million.

For the year ended December 31, 2006, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $99.0 million.

(a) Interest on indebtedness for the year ended December 31, 2010 is presented gross of the loss on debt extinguishment of $1.2 million. Interest on indebtedness for the year ended December 31, 2009 is presented gross of the gain on debt extinguishment of $9.8 million, the prepayment penalty on debt restructure of $1.0 million, and expenses related to tender offer of $3.8 million. Interest on indebtedness for the year ended December 31, 2008 is presented gross of the gain on debt extinguishment of $26.3 million and prepayment penalty on debt restructure of $4.2 million.